Exhibit 10.1

EXECUTION VERSION

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is entered into by Howard Schultz (“Founder”) and Starbucks Corporation (“Starbucks”).

RECITALS

A.    Founder is currently Executive Chairman of the Board of Directors (the “Board”) of Starbucks. Effective June 26, 2018 (the “Retirement Date”), Founder will retire from his position as Executive Chairman and as a member of the Board.

B.    Starbucks recognizes Founder for his entrepreneurship and leadership over nearly four decades, during which Founder has built Starbucks into one of the world’s leading brands and the largest retail coffee chain in the world with over 28,000 stores. Starbucks wishes to honor Founder in his retirement by providing him with the lifetime honorary role of Founder and Chairman Emeritus. Starbucks also wishes to retain Founder’s advisory services in conjunction with selected Starbucks initiatives following the Retirement Date through October 30, 2018 (such period, the “Advisory Period”).

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.    Retirement Date. Effective as of the Retirement Date, Founder will retire as Executive Chairman and as a member of the Board. Such retirement will be automatic and without any further action on the part of Founder. Founder will also resign from any and all of Founder’s other positions with Starbucks and its affiliates as of the Retirement Date, and Founder will execute such additional documents as reasonably requested by Starbucks to evidence the foregoing.

2.    Lifetime Appointment as Founder and Chairman Emeritus. Beginning on the Retirement Date and continuing for the remainder of Founder’s life, Starbucks hereby appoints Founder to the honorary position of Founder and Chairman Emeritus of Starbucks. In such role, Founder will be entitled to attend and observe all meetings of the Board (and be notified thereof concurrent with notice to Board members); provided that the Board may exclude Founder from any such meeting to the extent the Board determines doing so is necessary to comply with applicable law, to maintain legal privilege, to avoid an appearance of impropriety or conflict of interest or as otherwise determined by the Chairman of the Board in his or her judgment. To the extent the Founder attends Board meetings, he will be expected to observe restrictions on disclosure or use of non-public information, comply with Starbucks trading policies, and comply with other applicable polices of Starbucks. In his capacity as Founder and Chairman Emeritus, Founder will not provide any other services (as employee, consultant or otherwise) to Starbucks and will not be compensated for such role.

3.    Advisory Period Responsibilities, Compensation and Benefits.

(a)

In addition to the appointment described in Section 2, during the Advisory Period, Founder will, as an independent contractor, (i) provide advisory services in respect of the openings of the Starbucks Reserve Roasteries in Milan and New York, (ii)

provide guidance and consultation on the Starbucks Reserve brand launch, (iii) work with the Chief Executive Officer of Starbucks and management team for an appropriate transition of relationships with Starbucks’ commercial partners, (iv) engage with and visit with Starbucks’ partners around the globe, (v) report directly to the Chairman of the Board and (vi) be entitled to continued use of his current office in Starbucks’ headquarters for purposes of providing such services.

(b)

During the Advisory Period and as consideration for his advisory services, Founder will (i) not be entitled to receive any further payment of base salary, (ii) to the extent applicable and permissible under Starbucks’ health, welfare and fringe benefit plans, be provided health, welfare and fringe benefit plan coverage on the same basis as Founder received immediately prior to the Retirement Date through COBRA, and (iii) be entitled to receive reimbursement in accordance with Starbucks’ current policies for reasonable business expenses incurred in carrying out such services.

(c)

Starbucks will provide Founder with, for the remainder of Founder’s life (i) access to Starbucks’ headquarters including a security access badge (updated periodically in accordance with applicable security policies), (ii) his current parking space and (iii) a lifetime Partner Card.

(d)

Any unpaid bonuses, accrued but unpaid vacation pay, unreimbursed business expenses and any other earned and vested amounts, entitlement or benefits (including amounts under the Starbucks Management Deferred Compensation Plan and the Starbucks 401(k) plan and COBRA continuation coverage), to the extent not otherwise described herein, will be paid or provided to Founder in accordance with the terms of the applicable Starbucks plans and arrangements.

(e)

With respect to Founder’s annual bonus opportunity under the Starbucks Executive Management Bonus Plan for the 2018 fiscal year, Founder will be entitled, as of the Retirement Date, to a bonus of $1,875,000 for such fiscal year, with such bonus having been determined based on the assumptions that (i) all performance goals applicable to the first quarter of the 2018 fiscal year are achieved at target level performance, (ii) all performance goals applicable to the second quarter of the 2018 fiscal year are achieved at 50% of target level performance, (iii) all performance goals applicable to the third quarter of the 2018 fiscal year are achieved at 50% of target level performance, and (iv) Founder will not be entitled to annual bonus for the fourth quarter of the 2018 fiscal year. Such amount will be paid in cash within 30 days following the Retirement Date, subject to any required tax withholding and deductions.

(f)

With respect to Founder’s outstanding options to acquire shares of Starbucks common stock (“Options”) granted under Starbucks’ 2005 Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (the “Sub-Plan”), Starbucks and Founder agree that, notwithstanding any plan, agreement or understanding to the contrary, Founder’s retirement as Executive Chairman on the Retirement Date (or a termination of employment for any reason prior to such date) will be deemed a termination due to “Retirement” for all purposes under the Sub-Plan and any award agreements thereunder. As a result, all Options will (i) be fully vested and immediately exercisable as of the Retirement Date and (ii) not expire until the earlier of (x) the applicable expiration date and (y) 36 months following the Retirement Date. Starbucks agrees that Founder will be entitled to satisfy, at Founder’s election, any tax withholding and deductions attributable to the exercise of any Option by causing Starbucks to withhold shares of Starbucks common stock that would otherwise be issuable to Founder upon such exercise.

Starbucks and Founder further agree that any unvested time-based units to acquire shares of Starbucks common stock (“RSUs”) granted under the Sub-Plan and held by Founder that are unvested as of the Retirement Date will be forfeited for no consideration as of the Retirement Date without any further action by any of the parties hereto. Starbucks and Founder agree that, effective as of the Retirement Date, Founder will be deemed vested in 62,511 performance-based units to acquired shares of Starbucks common stock (“PRSUs”) granted under the Sub-Plan and held by Founder as of the Retirement Date, with such number of vested PRSUs having been determined as follows: (i) applicable performance goals are deemed to be achieved at actual performance levels as determined by the Board immediately prior to the Retirement Date and any remaining time-based vesting conditions are deemed satisfied with respect to a prorated portion of the performance period calculated by multiplying the resulting PRSUs by a fraction, the numerator of which is the number of days from the beginning of the applicable vesting period through the Retirement Date and the denominator of which is the total number of days within the vesting period, for the PRSU grants made on November 16, 2015; November 21, 2016; and April 17, 2017; and (ii) applicable performance goals are deemed to be achieved at target performance levels and any remaining time-based vesting conditions are deemed satisfied with respect to a prorated portion of the performance period calculated by multiplying the resulting PRSUs by a fraction, the numerator of which is the number of days from the beginning of the applicable vesting period through the Retirement Date and the denominator of which is the total number of days within the vesting period, for the PRSU grant made November 15, 2017. Any unvested PRSUs granted under the Sub-Plan and held by Founder that do not vest in accordance with this Section 3(f) and remain unvested as of the Retirement Date will be forfeited for no consideration as of the Retirement Date without any further action by any of the parties hereto.

Notwithstanding anything to the contrary, the Options, RSUs and PRSUs held by Founder may not be amended or modified after the date hereof in a manner adverse to Founder without Founder’s express written consent.

(g)

Starbucks agrees that Founder’s retirement from the position of Executive Chairman and as a member of the Board on the Retirement Date will constitute a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and Founder’s level of service to Starbucks during the Advisory Period will be consistent with such position.

4.    Indemnification. Starbucks acknowledges that Founder is entitled to the indemnification provided under Starbucks’ articles of incorporation and bylaws.

5.    License. Starbucks and Founder will cooperate in good faith to enter into, as promptly as practicable following the date hereof, a customary or otherwise suitable mutually-agreed non-exclusive, royalty-free worldwide license to use in certain of his other endeavors photographs, video footage and other still or moving images owned by Starbucks in which Founder’s likeness appears or relating to Founder’s biography (collectively, “archival material”), together with Starbucks’ name, logo and other trademarks of Starbucks (e.g., the siren logo) to the extent incorporated into such archival material. The intent of such license will be to provide Founder as much flexibility as reasonably practicable to use such archival material, while protecting the legitimate corporate interests of Starbucks.

6.    Press Release. Except as otherwise required by applicable law, Starbucks and Founder agree that all press releases and other public announcements relating to Founder, Founder’s retirement from the position of Executive Chairman, Founder’s role as Founder and Chairman Emeritus, Founder’s relationship with and provision of advisory services to Starbucks during the Advisory Period or this Agreement, in each case, will be limited to and consistent with the press release attached hereto as Exhibit A, unless otherwise mutually agreed by the parties hereto. Starbucks and Founder acknowledge that the terms of this Agreement will be publicly disclosed in accordance with applicable securities laws.

7.    Entire Agreement. This Agreement sets forth the entire understanding between Founder and Starbucks and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Founder’s employment with Starbucks or the termination thereof; provided, however, that the parties hereto acknowledge that additional agreements governing elements of Founder and Starbucks’ relationship following the Retirement Date may be entered into following the date hereof, which, if entered into, may be incorporated into this Agreement by reference. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties. This Agreement may be executed in one or more copies or counterparts and each such copy will constitute a duplicate original of this Agreement.

8.    Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement will be brought in a court of competent jurisdiction in King County, Washington or the federal courts of the United States for the 9th Circuit.

[Signature page follows]

STARBUCKS CORPORATION		HOWARD SCHULTZ

By:	/s/ Myron E. Ullman, III	/s/ Howard Schultz

Its:	Lead Director

Dated:	June 1, 2018	Dated:	June 1, 2018

Exhibit A

Press Release

Iconic Leader and Visionary Entrepreneur Howard Schultz to Bid Farewell to Starbucks after Nearly 40 Years

Schultz, who reimagined the Italian coffeehouse tradition in America and redefined the role and responsibility of a publicly-held company, announces his departure as executive chairman of Starbucks

Schultz, who will be honored as chairman emeritus, tells over 2 million past and present partners (employees), “We did it together, by balancing profitability and social conscience”

Schultz’s stewardship of the Starbucks brand and business delivers 21,000% price appreciation for shareholders since its 1992 Initial Public Offering

Myron E. Ullman appointed as next chair of Starbucks Board of Directors; Mellody Hobson appointed vice chair

SEATTLE (June 4, 2018) – Starbucks Corporation (NASDAQ: SBUX) today announced that Howard Schultz is stepping down as executive chairman and member of the Board of Directors and will be honored with the title of chairman emeritus effective June 26, 2018.

During his four decades as ceo and chairman, Schultz grew Starbucks from 11 stores to more than 28,000 stores in 77 countries, while demonstrating that a business can simultaneously deliver best-in-class financial performance and share success with its people and the communities it serves.

Under Schultz’s leadership, Starbucks has delivered a 21,000% gain in the value of its stock price since its initial public offering in 1992. The company’s growth was fueled by his decisions to provide uncommon benefits for those who work for Starbucks, including comprehensive healthcare, stock ownership and free college tuition, even for those working part-time.

“I set out to build a company that my father, a blue-collar worker and World War II veteran, never had a chance to work for,” Schultz wrote in a letter addressed today to past and present Starbucks partners. “Together we’ve done that, and so much more, by balancing profitability and social conscience, compassion and rigor, and love and responsibility.”

Schultz’s journey began in 1981, when he walked into the first Starbucks store, located in Seattle’s iconic Pike Place Market. The following year, he moved with his wife, Sheri, from New York to assume the role of its director of operations and marketing. Schultz’s passion for the highest quality coffee heightened on a business trip to Italy, where he was captivated by the sense of community, romance and theater found in Italian coffee bars. In the years following his return to Seattle, Schultz purchased Starbucks with the support of local investors and dedicated his career to bringing his vision of a modern coffee house to life in America and around the world.

Schultz elevated the concept of Starbucks as the third place between home and work: a comfortable, welcoming environment that provides uplifting experiences, community and human connection.

Among his many accolades, Schultz has been named as one of The World’s Most Influential People by Time magazine as well as Business Person of the Year by Fortune. Most recently, Schultz has received the Robert F. Kennedy Ripple of Hope Award and has been presented with the Atlantic Council’s Distinguished Business Leadership award and the NAACP LDF (Legal Defense and Education Fund) National Equal Justice award.

This year, Starbucks was named the fifth most admired company in the world by Fortune, marking the 16th year in a row that the company has appeared on the global list. Starbucks was also named one of the World’s Most Ethical Companies by the Ethisphere Institute for the 12th consecutive year and was ranked as one of 2018’s Most Innovative Companies by Fast Company, most notably for its social-impact work.

On April 3, 2017, Schultz transitioned from ceo to executive chairman, shifting his full-time focus to the company’s social impact initiatives as well as innovation and global development of the company’s premium Reserve brand, including Starbucks Reserve Roasteries, Reserve stores and the Company’s partnership with renowned artisanal Italian bakery, Princi. Following his transition off the Starbucks board at the end of June, Schultz will oversee the opening of the Starbucks Reserve Roastery in Milan on Sept. 6 – marking the company’s long-awaited entry into Italy – and the New York Roastery in late October.

Starbucks also announced today that its Board of Directors has appointed Myron E. “Mike” Ullman as its new chair of the Board and Mellody Hobson as vice chair of the Board effective upon Schultz’s retirement. Starbucks world-class, values-based board is comprised of accomplished leaders representing diversity and excellence in global technology, retail, consumer experience and other relevant skill sets.

“There are no words to fully express our gratitude to Howard for the extraordinary company he has built,” said ceo and member of the Board of Directors Kevin Johnson. “He’s helped Starbucks earn the respect of millions around the world by always being true to a higher calling, and always being bold in creating a better future. He’s taught all of us that it’s possible to be a very different kind of public company. That must, and will, continue on my watch.”

In Schultz’s letter to partners, he thanked them for their collective efforts to build a different kind of company. “Because of your creativity, your hard work, and the love that you have poured into the company, Starbucks today is widely embraced and respected. As I prepare to step away, I’d like to humbly remind you not to lose sight of what matters most: your fellow partners and our customers.”

He also expressed deep confidence in the team that will continue to lead the company. “Kevin Johnson is a true servant leader, and he will lead Starbucks as this great company enters its next journey. It’s our duty as leaders to constantly reimagine Starbucks. I am honored to call Kevin my friend and partner. And Starbucks is fortunate to have him. This leadership team is extraordinarily capable. They, too, believe that Starbucks has a responsibility to use our scale for good.”

Schultz is looking forward to spending more time with his family this summer. He is also writing a book about Starbucks social impact work and the efforts to redefine the role and responsibility of a public company in an ever-changing society.

To the more than 330,000 partners who wear the green apron today, and the millions before them, Schultz will forever represent Starbucks mission to inspire and nurture the human spirit one person, one cup and one neighborhood at a time.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 28,000 stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com or www.starbucks.com.

Forward Looking Statement

Certain statements contained herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based upon information available to Starbucks as of the date hereof, and Starbucks actual results or performance could different materially from those stated or implied due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, the acceptance of the company’s products by our customers, the impact of competition, coffee, dairy and other raw materials prices and availability, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2017. The company assumes no obligation to update any of these forward-looking statements.

Contacts

Media:

Starbucks Corporation

206-318-7100

press@starbucks.com